Exhibit 10.1
Two Folsom Street
San Francisco, CA 94105

August 17, 2023

Bob L. Martin

Dear Bobby:

This letter is to confirm the amendments below to your offer letter dated August 1, 2022.

Effective August 22, 2023, you will step down as Interim Chief Executive Officer and continue as Executive Chair of The Gap, Inc. (the “Company” or “Gap Inc.”). You will report directly to the Company’s Board of Directors (the “Board”) and be given such duties, authorities and responsibilities commensurate with that of executive chairs of public companies of comparable size and such other duties, responsibilities and authorities, not inconsistent with your position, assigned to you by the Board. Your principal place of business will continue to be in Arkansas and the Company will reimburse your business travel expenses to San Francisco or other work locations pursuant to the Company’s travel and expense policy.

Start Date. The effective date of your new position is August 22, 2023. The initial length of assignment is for the remainder of fiscal Q3 2023.

Salary. Your annual rate of base salary will be $750,000, payable every two weeks.

Board Service. You will continue to serve as a member of the Board without prejudice to the shareholders’ ability to remove or not re-elect you.

Annual Bonus. You will continue to be eligible for an annual bonus based on Gap Inc. and/or Division financial and operational objectives as well as individual performance. Effective August 22, 2023, your annual target bonus will be 100% of your annual base salary. Depending on results and your individual performance, your actual bonus can range from 0 – 200% of target. Bonus payments will be prorated based on active time in position, divisional or country assignment and changes in base salary or incentive target that may occur during the fiscal year, including any changes related to your acceptance of this position. Subject to the paragraph below, bonuses for fiscal 2023 are scheduled for payment in March 2024 and you must be employed by Gap Inc. on the payment date. Gap Inc. has the right to modify the program at any time. Board discretion can be used to modify the final award amount. Bonus payments are subject to supplemental income tax withholding.

Annual Bonus Proration for FY23. In the event that your employment with the Company terminates for any reason other than termination by the Company for Cause (defined below) prior to the payment date, you will receive a prorated annual bonus for fiscal 2023 based on Gap Inc. financial objectives and active time in position, divisional or country assignment and changes in base salary or incentive target during the fiscal year, payable in March 2024. For purposes of this letter, “Cause” shall mean a good faith determination by the Company that your employment be terminated for any of the following reasons: (1) indictment, conviction or admission of any crimes involving theft, fraud or moral turpitude; (2) engaging in gross neglect of duties, including willfully failing or refusing to implement or follow direction of the Board; or (3) breaching the Company’s policies and procedures, including but not limited to the Code of Business Conduct; where applicable, the Company shall provide reasonable notice of any breach and opportunity to remediate.

Long-Term Incentive Awards. Subject to approval by the Compensation and Management Development Committee (the “Committee”) and the provisions of Gap Inc.'s 2016 Long-Term Incentive Plan (the “Stock Plan”) and the relevant grant agreement thereunder, effective August 22, 2023, you will be granted (a) restricted stock units with an aggregate value of approximately $650,000, representing your long-term

Bobby Martin
August 17, 2023

incentive award in respect of Interim Chief Executive Officer service for August 2023 and (b) restricted stock units with an aggregate value of approximately $167,000, representing your long-term incentive award in respect of Executive Chair service for the remainder of fiscal Q3 2023. In the event your role as Executive Chair is extended beyond fiscal Q3 2023, subject to approval by the Committee, you will be eligible to receive additional quarterly grants of restricted stock units at the beginning of the applicable fiscal quarter having a quarterly aggregate value of approximately $250,000, prorated for any partial months of anticipated service during a quarter.

The number of shares under each award will be determined by dividing the aggregate value by the 20-trading day average of the closing price of one share of Gap Inc. common stock prior to the grant date, with such number rounded down to the nearest share. The awards are in the form of restricted stock units that are paid in Gap Inc. common stock upon vesting. The awards will vest on the one-year anniversary of the grant date, subject to the terms of the Stock Plan and the relevant grant agreement thereunder. Vesting of the restricted stock units will accelerate in the event that your employment is involuntarily terminated by the Company other than for Cause, death or Disability (defined below), or if you are not reelected as a member of the Board by the Company’s shareholders. For purposes of this letter, “Disability” shall have the meaning set forth in the Stock Plan. The restricted stock units are generally subject to income and employment tax withholding upon settlement following vesting.

Gift Match Program. Your $100,000 gift matching allowance previously approved by the Committee for calendar year 2023 will continue in effect through the end of calendar year 2023 and you will not be entitled to gift matching for the same period in your capacity as a Board member.

Other than as set forth above, the terms of your August 1, 2022 offer letter and any related documents remain unchanged.

Yours sincerely,

/s/ Julie Gruber
Julie Gruber
Chief Legal and Compliance Officer, Gap Inc.

Confirmed this August 22, 2023

/s/ Bob L. Martin
Bob L. Martin